NEWS RELEASE

OCTOBER 21, 2003

FOR IMMEDIATE RELEASE

CONTACT:  ANDY L. NEMETH


                            PATRICK INDUSTRIES, INC.
                  REPORTS THIRD QUARTER AND NINE-MONTHS RESULTS

                  Elkhart, Indiana - - - - - Keith V. Kankel, President and Chief Executive Officer, announced increased earnings for the third quarter 2003. The Company reported net income for the three months ended September 30, 2003 of $228,000, or $.05 per share, compared to net income of $153,000, or $.03 per share, in the same period in 2002. Year to date for 2003 the net loss was reduced to $647,000, or $.14 per share, compared to net income of $1,059,000, or $.23 per share, in 2002. Net sales for the quarter ending September 30, 2003 were $70,267,000, or 13.1% less than the $80,848,000 reported in the same period in 2002. For the nine months ended September 30, 2003, net sales were $208,502,000, or 12.6% less than the $238,658,000 reported in the same period in 2002. Included in the 2003 operating results is a charge for restructuring of $235,000, or $.03 per share net of tax, related to the closing of one of the Company's underperforming cabinet door operating units, as well as a gain on sale of fixed assets of approximately $158,000, or $.02 per share net of tax, related to the sale of one of the Company's idle manufacturing facilities.

                  The Manufactured Housing Industry, which represents 41% of the Company's sales through September, continued its decline as August shipments for both the month and year to date were down almost 25% from the 2002 levels. Alternatively, the Recreational Vehicle Industry, which represents another 32% of the Company's sales through September, continued its robust pace as shipments were up almost 2% from the previous year through August. The Company experienced increased penetration into the industrial and other customer markets, which represents approximately 27% of the 2003 sales.

                  Mr. Kankel said, "While shipment levels in the Manufacturing Housing Industry continue their negative trend, we are pleased to report improved operating results for the quarter. Our gross profit percentages have continued to increase on a quarterly basis in 2003 and we have remained diligent in our efforts to keep operating costs aligned with revenues. As we brace for the anticipated seasonal decline in sales volume in the fourth quarter, we continue to focus on strategic growth opportunities and diversification efforts, as well as new product introductions and capital improvements. This Company is well positioned to take advantage of any upturn in the markets to which we serve."

                  Patrick Industries is a major component products manufacturer and supplier of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, Architectural and Automotive aftermarkets, and operates coast to coast in 13 states.

                                      # # #



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

                            PATRICK INDUSTRIES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS


     INCOME STATEMENT
     ----------------
                                                        THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                              SEPTEMBER 30                               SEPTEMBER 30
                                                     2003                   2002                 2003                    2002
                                                     ----                   ----                 ----                    ----

Net sales                                       $ 70,267,000            $ 80,848,000        $208,502,000            $238,658,000
Cost of goods sold                                61,358,000              70,498,000         183,960,000             207,717,000
Warehouse and delivery expenses                    3,203,000               3,842,000           9,593,000              10,901,000
Selling, general, and
  administrative expenses                          4,918,000               6,058,000          15,223,000              17,300,000
Restructuring charges                                235,000                  - - -              235,000                 269,000
Interest expense, net                                177,000                 195,000             561,000                 706,000
  Income (loss) before income taxes                  376,000                 255,000          (1,070,000)              1,765,000
Income taxes (credit)                                148,000                 102,000            (423,000)                706,000

    NET INCOME (LOSS)                           $    228,000            $    153,000        $   (647,000)           $  1,059,000

EARNINGS (LOSS) PER COMMON SHARE                $        .05            $        .03        $       (.14)           $        .23

Weighted average shares outstanding                4,611,037               4,556,136           4,595,306               4,543,404






   BALANCE SHEET
   -------------
                                                                                      SEPTEMBER 30
                                                                             2003                   2002
                                                                             ----                   ----

CURRENT ASSETS
  Cash and temporary investments                                       $   5,396,000        $     982,000
  Trade receivables, net                                                  18,586,000           22,826,000
  Inventories                                                             28,959,000           36,194,000
  Income taxes receivable                                                    285,000               - - -
  Prepaid expenses                                                         1,137,000              630,000
  Deferred tax assets                                                      1,981,000            2,170,000
    Total current assets                                                  56,344,000           62,802,000

PROPERTY AND EQUIPMENT, NET                                               30,404,000           33,236,000

DEFERRED ASSETS                                                                - - -              231,000

INTANGIBLE AND OTHER ASSETS                                                2,619,000            2,959,000

    TOTAL ASSETS                                                       $  89,367,000        $  99,228,000


CURRENT LIABILITIES
  Current maturities of long-term debt                                 $   3,671,000        $   3,671,000
  Accounts payable and accrued liabilities                                16,119,000           20,385,000
  Income taxes payable                                                         - - -              529,000
    Total current liabilities                                             19,790,000           24,585,000

LONG-TERM DEBT, LESS CURRENT MATURITIES                                    8,471,000           12,143,000

DEFERRED LIABILITIES                                                       2,450,000            2,252,000

SHAREHOLDERS' EQUITY                                                      58,656,000           60,248,000

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 89,367,000        $  99,228,000


